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                     April 29, 2020

       Thomas West
       Chief Executive Officer
       Intersect ENT, Inc.
       1555 Adams Drive
       Menlo Park, CA 94025

                                                        Re: Intersect ENT, Inc.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed on April 9,
2020
                                                            File No. 001-36545

       Dear Mr. West:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences
       cc:                                              Brett White, Esq.